EXHIBIT 99.2

Carter Validus Mission Critical REIT II, Inc. Announces Estimated per Share Net Asset Value of $8.65
TAMPA, FL – December 18, 2019 - Carter Validus Mission Critical REIT II, Inc., or CVREIT II, a public, non-traded real estate investment trust focused on investments in healthcare and data center properties, announced today that on December 17, 2019, its board of directors, or the Board, unanimously approved an updated estimated net asset value, or NAV, of $8.65 per share for each of CVREIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock, calculated as of October 31, 2019.
The aggregate real estate value of CVREIT II’s same store portfolio, defined as properties owned by CVREIT II as of June 30, 2018, the calculation date of the last estimated per share NAV, and properties acquired in the merger with Carter Validus Mission Critical REIT, Inc., or CVREIT, on October 4, 2019, increased. However, the most recent NAV was impacted by transaction costs incurred and CVREIT debt payoff in connection with the recent merger, distributions in excess of earnings and a change in the value of interest rate swaps.
Michael Seton, CVREIT II's Chief Executive Officer and President, stated, “We are pleased with the overall increase in value of the real estate portfolio and anticipate that both our new distribution rate, established at the effective time of the merger with CVREIT, as well as the anticipated savings from and synergies of the merged entities will result in enhanced value for the stockholders of the company over time.”

The Board engaged Robert A. Stanger & Co., Inc., or Stanger, an independent third-party valuation firm, to calculate an estimated NAV and an appraised value of 139 of the 150 properties in CVREIT II’s real estate portfolio as of October 31, 2019. In calculating the estimated NAV, Stanger also relied upon the appraisal reports prepared by third parties other than Stanger on seven properties with valuation dates ranging from June 25, 2019 to September 9, 2019, which CVREIT II’s advisor provided to Stanger, and valued four properties acquired on September 19, 2019, at their contract purchase price. The Board directed its Audit Committee, comprised solely of independent directors, to oversee the valuation process, review Stanger’s valuation analysis and estimates and recommend an estimated NAV per share for each class of common stock. Based on the Audit Committee’s recommendation, the Board unanimously adopted an estimated NAV of $8.65 per share for each of CVREIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock.

The table below sets forth the reconciliation of the change in the estimated NAV per share from June 30, 2018 at $9.25 to October 31, 2019 at $8.65:

Estimated Per Share NAV, June 30, 2018	$9.25
Change in same-store portfolio real estate	0.13
Merger related costs and CVREIT debt payoff (1)	(0.37)
Distributions in excess of earnings	(0.08)
Change in value of interest rate swaps	(0.08)
Other offsets(2)	(0.20)
Total decline	(0.60)
Estimated Per Share NAV, October 31, 2019	$8.65

(1)
CVREIT debt payoff is for the increase in the credit facility balance outstanding since June 30, 2018, that was paid off at the time of the merger. The credit facility was used for general corporate purposes.

(2)	Other offsets primarily include capital expenditures related to our properties, leasing commissions and acquisition fees related to the four property portfolio acquired on September 19, 2019.
The various factors considered by the Board in determining the estimated NAV per share of CVREIT II’s shares of Class A common stock, Class I common stock, Class T common stock and Class T2 common stock were based on several assumptions and estimates that may not be accurate or complete. Further, the value of CVREIT II’s shares will fluctuate over time as a result of, among other things, developments related to individual assets and responses to the real estate and capital markets. The Board intends for CVREIT II to, through a third-party valuation firm, perform a valuation of CVREIT II's assets and liabilities on at least an annual basis in order to determine an updated estimated per share NAV of each of CVREIT II’s Class A common stock, Class I common stock, Class T common stock and Class T2 common stock.
About Carter Validus Mission Critical REIT II, Inc.
Carter Validus Mission Critical REIT II, Inc. is a public, non-traded corporation headquartered in Tampa, Florida, that currently qualifies and is taxed as a real estate investment trust that is engaged in the acquisition of quality income-producing commercial real estate with a focus on data centers and healthcare facilities. As of October 31, 2019, the company owned 150 real estate properties. For more information, visit www.cvmissioncriticalreit2.com.
Investor Relations Contact:
Miranda Davidson
IR@cvreit.com